Exhibit 99.1

Contact	Matt Schuler	Date	April 26, 2017
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

JLL Income Property Trust Announces
Q1 2017 Portfolio Activities

•	Achieved Q1 total net return of 1.8 percent on Class M shares

•	For the quarter, realized share appreciation of 0.8 percent and an income return of 1.0 percent on Class M shares

•	Maintained portfolio-wide occupancy at 95 percent

•	Reduced overall leverage ratio to 34 percent, down 100 basis points from the prior quarter

•	Paid dividends for twenty-one consecutive quarters, with an average annualized dividend growth rate of 5.6 percent over that time period

Chicago (April 26, 2017) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the results of its execution on a number of strategic initiatives in the first quarter of 2017, which helped drive operational and investment performance while positioning the company for future growth and enhanced stockholder value.

JLL Income Property Trust ended the first quarter with $2.3 billion in total assets made up of a geographically diversified portfolio of 69 core properties spanning the retail, apartment, industrial and office property sectors. The portfolio is highly leased with an overall occupancy of 95 percent, and an average remaining lease term of 6.3 years, supporting JLL Income Property Trust’s investment objectives of generating attractive income for distribution to stockholders. As a testament to the quality of the portfolio, leasing activity remained robust, with a total of 36,000 square feet of new leases and renewals completed during the quarter.

“Investment performance is the most important measure of success, and our sustained focus on active asset management, portfolio diversification and leverage reduction has driven our positive first quarter results. Real estate fundamentals remain strong into the second quarter, as higher occupancies continue to support rent growth across our portfolio,” said Allan Swaringen, President and CEO of JLL Income Property Trust.
JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $60 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements/Past Performance
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. In addition, past performance does not guarantee future results.